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                                                                   EXHIBIT 10.47


                              EMPLOYMENT AGREEMENT


                  This Employment Agreement (the "Agreement") is entered into as of June 16, 1998 by and between Discovery Laboratories, Inc., a Delaware corporation (the "Company"), and Thomas E. Wiswell, M.D. (the "Executive").

                  WHEREAS, the Company and Executive desire that Executive be employed by the Company and that the terms and conditions of such employment be defined;

                  NOW, THEREFORE, in consideration of the employment of Executive by the Company, the Company and Executive agree as follows:

                  1. Term of the Agreement. The Company shall employ Executive and Executive shall accept employment for a period of three (3) years commencing on June 16, 1998 (the "Commencement Date") and continuing until June 15, 2001, subject, however, to prior termination as hereinafter provided in Section 5 (the "Employment Period").

                  2. Executive's Duties and Obligations.

                     a. Duties. Executive shall serve as Vice President of Clinical Research. Executive shall be responsible for the overall conduct of protocol development for existing and future drug candidates within the Company's pipeline and for overall conduct of clinical trials according to current Good Clinical Practices.

                     b. Location of Employment. Executive's principal place of business shall be at the Company's office to be located within thirty (30) miles of Doylestown, Pennsylvania.


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                     c. Proprietary Information and Inventions Agreement. Upon
commencement of employment with the Company, Executive shall execute the Company's standard form of Intellectual Property and Confidential Information Agreement (the "Confidentiality Agreement") a copy of which is attached to this Agreement as Exhibit A.

                  3. Devotion of Time to Company's Business

                     a. Full-time Efforts. During his employment with the Company, Executive shall, subject to the provisions set forth in Section 3.b, devote substantially all of his business time, attention and efforts to the high quality performance of his duties to the Company.

                     b. No Other Employment. During his employment with the Company, Executive shall not, whether directly or indirectly, render any services of a commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Company's Executive Committee or Board of Directors. Notwithstanding this Section 3.b., as specifically agreed by the Company and Executive, Executive may engage in activities related to the filed of neonatology at the hospital of his choice, private patient and research and attendance at professional meetings, provided that Executive's time spent at such activities shall not interfere with the performance of his contractual obligations under this Agreement.

                     c. Non-Competition During Employment. During the Employment Period and for eighteen (18) months after its termination, Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity (i) compete with the Company in the business of developing or commercializing pulmonary surfactants, Vitamin D analogs or any other category of compounds which forms the basis of the Company's products or products under development (a "Competing Business"), or
(ii) directly or indirectly solicit employees of the Company, provided however, that the provisions set forth in Exhibit A and in this Section 3 shall not be applicable in the event Executive's employment is terminated by the Company without Good Cause or by the Executive for Good Cause, as defined in Section 5.
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                  4. Compensation and Benefits.

                     a. Base Compensation. During the term of this Agreement, the Company shall pay to Executive base annual compensation of Two Hundred Thousand Dollars ($200,000), less all required tax withholdings, as required by law.

                     b. Bonuses.

                        (1) Incentive Bonus. Executive shall be eligible for incentive bonuses in amounts to be determined by the Company's Compensation Committee after consultation with the Company's Chief Executive Officer, to be paid in either cash or equity, upon the achievement of each of the following milestones (which bonuses shall be paid only once for each of the milestones):
(a) the successful completion of Phase II studies for any compound under development in the Company's portfolio (each a "Portfolio Compound"); (b) the successful completion of Phase III studies for any Portfolio Compound; and (c) receipt of marketing approval in the United States for any Portfolio Compound.

                        (2) Additional Bonus. Executive shall be eligible for such year-end bonus, which may be paid in either cash or equity, or both, as is awarded at the discretion of the Compensation Committee of the Board of Directors of the Company after consultation with the Company's Chief Executive Officer.
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                     c. Insurance Benefits. During his employment with the
Company, the Company shall provide reasonable medical and disability benefits to Executive and to Executive's family. In addition, the Company will provide Executive with term life insurance upon his life on behalf of Executive's beneficiaries in the amount of Executive's annual salary for the term of this Agreement.

                     d. Stock Options. The Board of Directors of the Company has granted to Executive, on the date hereof, incentive stock options to purchase:
(i) 39,638 shares of Common Stock, $0.001 par value of the Company (the "Common Stock"), pursuant to the terms of the Notice of Grant attached hereto as Exhibit B, (ii) 20,493 shares of Common Stock, subject to acceleration at such time as the market capitalization of the Company exceeds $75 million, pursuant to the terms of the Notice of Grant attached hereto as Exhibit C, and (iii) 18,400 shares of Common Stock, subject to acceleration upon consummation of a corporate partnering deal having a total Value (as hereinafter defined) of at least $20 million, pursuant to the terms of the Notice of Grant attached hereto as Exhibit
D. For purposes of this Agreement, "Value" shall mean the total payments, including without limitation, contingent payments prior to or at receipt of marketing approval for the Portfolio Compound involved in the relevant agreement, to be paid to Discovery from corporate partnering transactions of from any other transactions for the development, clinical testing, regulatory approval, manufacturing and/or marketing of a Portfolio Compound, including without limitation upfront fees, milestone payments, research and development and other contractual commitments.

                     e. Participation in Benefits. Executive shall be entitled
to participate in and receive the benefits in any plan of the Company, in addition to those specifically referred to in this Agreement, relating to pension, profit sharing, stock options, or other retirement benefits, disability and medical coverage or reimbursement plans that the Company may adopt for the benefit of its executives and employees which are now in existence or may come into existence hereafter. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the compensation payable pursuant to Section 4.a.
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                     f. Vacation. Executive shall be entitled to a paid vacation benefit during each year of the term of this Agreement. The vacation benefit shall consist of not less than three (3) weeks during each year at times mutually acceptable between the Company and Executive.

                     g. Relocation Allowance. The Company shall pay the amount of Fifteen Thousand Dollars ($15,000.00) to Executive towards reimbursement of relocation expenses for which no accounting shall be required from Executive by Company if, and only if, Executive relocates to a location in or in proximity to Doylestown, Pennsylvania, within one (1) year of the Commencement Date.

                     h. Other Expenses. The Company shall reimburse Executive or otherwise provide for or pay for all expenses (including but not limited to meals, entertainment, travel, automobile and lodging expenses) incurred by Executive in the course of performing his duties under this Agreement.

                  5. Termination of Employment.

                     a. Termination for Good Cause. The Company may terminate Executive's employment at any time for "Good Cause," as herein defined. For the purposes of this Agreement, "Good Cause" shall mean (i) gross misconduct, (ii) gross neglect of duties, (iii) acts involving moral turpitude, (iv) material breach by Executive of this Agreement or the Confidentiality Agreement or (v) any act or omission involving fraud, embezzlement, or misappropriation of any property or proprietary information of the Company by Executive which is not cured or cannot be cured by Executive within fifteen (15) days after receipt of written notice from the Company. If the Company terminates Executive's employment for Good Cause, Executive shall have a right to unpaid compensation and other benefits accrued and unpaid through the last day of Executive's employment.
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                     b. Termination by Executive for Good Cause. Executive may
terminate his employment at any time for "Good Cause" as herein defined. "Good Cause" shall mean (i) a failure by Company to comply with any material provisions of the Agreement which failure has not been cured in fifteen (15) days after notice given by Executive to Company, (ii) without Executive's express written consent, the assignment to Executive of any duties inconsistent with Executive's position, duties, responsibilities and status with the Company,
(iii) the failure of Company to continue in effect any bonus, benefit or compensation plan, life insurance plan, health and accident plan, or any other benefit plan in which Executive is participating, (iv) the taking of any action by Company which would adversely affect Executive's benefits under such plans, or (v) any purported termination of Executive's employment which is not effective pursuant to Section 5.a. of this Agreement.

                  If Executive terminates his employment for Good Cause pursuant to this Section 5.b., the Company shall immediately pay all compensation and benefits accrued and unpaid through the last day of Executive's employment. In addition, Executive shall receive a severance payment equal to Executive's base compensation, payable at normal Company payroll dates, for a period of six (6) months. Executive shall not be required to set off or mitigate the amount of any payment provided for under this 5.b. for payments received or to be received by Executive from other employment or consulting income.

                           c. Death or Disability. This Agreement shall
terminate if Executive dies or is mentally or physically "Disabled" as herein defined. For the purposes of this Agreement, "Disabled" shall mean a mental or physical condition that renders Executive incapable of performing his duties and obligations under this Agreement for three (3) or more consecutive months or for a total of six (6) months during any twelve (12) consecutive months; provided, that during such period the Company shall give Executive at least thirty (30) days' written notice that it considers the time period for disability to be running. If this Agreement is terminated under this Section 5.c., Executive or his estate shall be entitled to any unpaid compensation accrued through the last day of Executive's employment but shall not be entitled to any severance benefits.
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                  6. Miscellaneous.

                     a. Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the Commonwealth of Pennsylvania as applied to agreements among Pennsylvania residents entered into and to be performed entirely within Pennsylvania without regards to the application of choice of law rules.

                     b. Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

                     c. Severabilitv. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be construed, if possible, so as to be enforceable under applicable law, else, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                     d. Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company, including, without limitation, any person, partnership or corporation which may acquire all or substantially all of the Company's assets and business, or with or into which the Company may be consolidated or merged. Executive shall not be entitled to assign any of his rights or obligations under this Agreement.

                     e. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery, on the date of scheduled delivery by a nationally recognized overnight service or two (2) days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown below such party's signature, or at such other address or addresses as either party shall designate to the other in accordance with this
Section 6.e.

                     f. Entire Agreement. This Agreement, including the exhibits attached hereto, constitutes the entire agreement between the parties with respect to the employment of Executive. Executive hereby agrees that the Employment Agreement by and between Executive and Acute Therapeutics, Inc., dated June 1, 1997, shall be of no further force or effect and that he shall have no further rights under said agreement.


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                     IN WITNESS WHEREOF, the parties have executed this
Agreement as of the date set forth above.

                                         DISCOVERY LABORATORIES, INC.

                                         /s/ Robert J. Capetola
                                         ----------------------------------
                                         By:  Robert J. Capetola, Ph.D.
                                         Its: President

                                Address: 3359 Durham Road
                                         Doylestown, Pennsylvania 18901

                                         EXECUTIVE:

                                         /s/ Thomas E. Wiswell
                                         -----------------------------------
                                         Thomas E. Wiswell, M.D.

                                Address: 234 Cuylers Lane
                                         Haverford, Pennsylvania 19041